Exhibit 99.1

Hennessy Advisors, Inc. Reports Second Quarter Earnings

Firm Also Announces Quarterly Dividend

NOVATO, Calif., May 14, 2020 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) reported results for its second fiscal quarter of 2020, which ended March 31, 2020, and announced a quarterly dividend of $0.1375 per share, which represents an annualized dividend yield of 7.1%.* The dividend will be paid on June 9, 2020, to shareholders of record as of May 26, 2020.

"I hope this communication finds you and your loved ones safe and healthy. Our hearts go out to the healthcare workers and first responders here at home and in communities most affected by COVID-19. It may feel like the world has been turned upside down, with schools, stores, restaurants, and businesses closed, cancellations of every conceivable kind, and so many people suddenly finding themselves unemployed or working from home. It may even feel like the whole world is holding its breath, but here at Hennessy, we are not. We quickly activated our established business continuity plan, and our employees are working safely and productively from home. Hennessy Advisors entered this crisis in a solid financial position, and we paid off our debt during the quarter to be prepared for whatever might come our way in the future," said Neil Hennessy, Chairman and CEO.

"This is an unprecedented global event, and the full extent of the economic impact is unknown," Mr. Hennessy continued. "But while the short-term effects have certainly been significant, even brutal, I do not believe that they are terminal. Over my 41-year history in the industry, I have witnessed extreme volatility and economic uncertainty, and this current quarter was flush with both. The major U.S. market indices hit all-time highs in mid-February, but then lost over one-third of their value within just a matter of weeks to end the quarter down approximately 20 - 25%, more than cancelling the positive returns achieved over the prior 12 months. Unemployment was at historic lows, but as shelter-in-place orders rippled through the nation, unemployment claims skyrocketed. We don't know what will happen as we reopen the economy, but as I look at history, our economy and financial markets have always rebounded and recovered. Since 1980, including some very tough economic times, we've had just seven down years in the market, averaging a loss of 9.2%, and 33 up years in the market, averaging a return of 18.5%.

"I trust that our government, community, and corporate leaders are working diligently to get our economy back on the solid track it was on before COVID-19. We at Hennessy fully understand that this market volatility and economic uncertainty is jarring to many investors, and while it may get worse before it gets better, I firmly believe that it will get better. As always, but especially in these trying times, we are here to support our Hennessy Advisors, Inc. shareholders, the shareholders of our 16 funds, and one another," added Mr. Hennessy.

"This worldwide pandemic presented some unparalleled challenges over the past quarter. We experienced net outflows, and our assets under management were significantly impacted by negative market returns due to COVID-19, which in turn negatively affected our financial results," said Teresa Nilsen, President and Chief Operating Officer. "Our operations are uninterrupted, and we remain focused on building our company for the future through increased marketing and sales activity and continuing to search for strategic acquisitions. I want to thank our directors for their unwavering support and our employees for remaining steadfast in helping our investors, communities, and each other as we navigate this global crisis," she added.

Summary Highlights (compared to the prior comparable quarter ended March 31, 2019):

  Fully diluted earnings per share decreased 27% to $0.27.
  Total revenue decreased 15% to $8.9 million.
  Total assets under management decreased 35% to $3.3 billion.
  Average assets under management, upon which revenue is earned, decreased 15% to $4.4 billion.
Financial Highlights

	Three Months Ended March 31,		Change
	2020	2019	Dollar	Percent
Total revenue	$ 8,879,000	$ 10,455,504	$ (1,576,504)	-15.1%
Net income	1,970,207	2,900,445	(930,238)	-32.1%
Earnings per share (diluted)	0.27	0.37	(0.10)	-27.0%
Average assets under management	4,377,503,224	5,140,314,889	(762,811,665)	-14.8%
Weighted average shares outstanding (diluted)	7,393,167	7,922,408	(529,241)	-6.7%

	March 31, 2020	March 31, 2019
Cash and cash equivalents	$ 6,996,827	$ 25,071,779	$ (18,074,952)	-72.1%
Gross loan balance	-	19,687,502	(19,687,502)	-100.0%
Total assets under management	3,319,932,075	5,135,936,999	(1,816,004,924)	-35.4%

* Based on the closing stock price of $7.78 on May 13, 2020, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy-and-hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements
This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations and projections about future events based on currently available information. Forward-looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward-looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward-looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com; 800-966-4354; Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061